Contact:   Tony Squeglia
                                            Sattel Communications
                                                  (818)  878-7711
                                        E-mail: asqueglia@aol.com


           Diana Corp Sells Atlanta Provision Company

     Retains Plan To Make Sattel Communications a "Pure Play"

Calabasas, CA - February 4, 1997 - The Diana Corporation (NYSE:DNA), today announced that it has completed the sale of assets of its meat and seafood business, Atlanta Provision Company
(APC), to Colorado Boxed Beef Company of Auburndale, Fl for approximately $14 million, less the assumption of certain liabilities. The cash portion of the proceeds from the sale of APC of approximately $1.3 million will be invested in Diana's core business, Sattel Communications. The company expects to report, as a result of the sale, a charge of approximately $2 million.

"Since we filed our restructuring plan with the Securities & Exchange Commission last November, we were approached by potential buyers for APC," said James J. Fiedler, Chairman and Chief Executive Officer, The Diana Corporation. "After evaluating the alternatives and conferring with our investment bankers, Hambrecht & Quist, we believe that our shareholders and our company are better served by the sale of APC."

"Our goal to enhance shareholder value and make Sattel
Communications a separate entity has not changed, however, the sale of our non-related APC business now obviates the need for separating Diana Corp into two publicly-traded entities, Sattel
Communications and "Newco,"  which would consist of APC, C&L
Communications and Valley Communications. The company will continue to review various alternatives related to all or portions of C&L and Valley."

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In the proposed restructuring plan filed with the S.E.C., the distribution of "Newco" shares would have been a taxable dividend to shareholders. Now the proceeds from the sale of APC can be invested into growing Diana's core business, Sattel Communications.

"The result is a stronger company. We view this approach as a "win-win" for our shareholders and for our company," stated
Fiedler.

Diana's remaining three lines of business operate in different areas of the communications field. Sattel Communications provides telecom switching systems, C&L Communications distributes telecom equipment, and Valley Communications designs, installs and services voice and data networks.

The Diana Corporation will continue to report the financial results of Sattel Communications separately from C&L Communications and Valley Communications. The company also retains its plans to rename The Diana Corporation to Sattel Communications, subject to shareholder approval.

The Diana Corporation has been advised, with respect to the restructuring, by the investment banking firm of Hambrecht & Quist and the law firm of Sullivan & Cromwell.

The Diana Corporation, through its subsidiaries, provides telecommunications equipment for use in public switched telephone networks and private data networks; distributes telecommunications equipment to local and long distance carriers, systems integrators, and interconnect companies; and installs, services and resells customer premises equipment for use in voice and data networks.

The statements in this news release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors include actual and potential competition, risks associated with consolidation in the industry and with acquisitions and international expansion, the need to manage growth, and certain technology and regulatory risks. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

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